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                                                                   EXHIBIT 10.14

3-Dimensional
Pharmaceuticals, Inc.                          Eagleview Corporate Center
                                               665 Stockton Drive, Suite 104
                                               Exton, PA 19341

                                               Phone: 610-458-8959
                                               Fax:   610-458-8249
                                                 Re-Executed Copy

September 1, 1999


David C. U'Prichard, Ph.D.
121 Pine Street
Philadelphia, PA   19106

Dear David:

On behalf of the Board of Directors, I am pleased to offer you the position of Chief Executive Officer with 3-Dimensional Pharmaceuticals, Inc. ("3DP" or "Company") under the following terms:

You will report to the Board of Directors of the Company and join the Board as a Director of the Company.

Your base salary will be $27,083 per month ($325,000/year).

You will be granted stock options to purchase an aggregate number of 2,064,000 shares of 3DP common stock (equal to approximately 6% of the current fully diluted equity of the Company), with options to purchase 1,720,000 of such shares having an exercise price equal to the fair value (currently $1.05) of the underlying common stock on the date of grant, and options to purchase the remaining 344,000 of such shares having an exercise price of $2.60 per share. (To the maximum extent permissible, these will be incentive stock options under the Internal Revenue Code.) As with all 3DP options, the grant will be subject to execution of a stock option agreement in the form specified by the Board and to approval of 3DP's stockholders to any increase in the number of shares that may be issued under the Company's Equity Compensation Plan. The stock option grant will be made after the stockholders approve an increase in the number of shares authorized for issuance under the Plan to allow the grant, and will be subject to such approval.

These options will vest at the rate of 25% per year beginning on the first anniversary of the grant and will have a term of 10 years, subject to the terms of the stock option agreement.

You have asked the Company to permit you to exercise these options by delivery of one or more promissory notes with unvested shares to be subject to a repurchase right by the Company at the strike price. The Company is willing to permit you to do so within six months of joining the
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Company, subject to negotiation of documentation satisfactory to the Company, on the following general terms and conditions:

 . The promissory notes will bear interest at the minimum rate necessary to avoid imputed interest.
 . The promissory notes will be secured by the shares
  purchased, and be full recourse to you.
 . Interest and principal on the promissory notes must be paid in four equal installments on the first four anniversary dates of your employment, and in full upon a sale of the Company.
 . The Company must be satisfied that the exercise of the options in this manner does not adversely affect its eligibility for pooling treatment.

If a sale of substantially all the assets of the Company or a merger where the Company is not the surviving entity occurs with Merck KGaA or its affiliates (together, "Merck") within 6 months after your date of hire, and while you are employed by the Company, 25% of your options will vest. If such a sale or merger with Merck occurs within 6 to 12 months after your date of hire, and while you are employed by the Company, 50% of your options will vest. If such transaction with Merck occurs within 1 year after your date of hire at a value greater than $350 million and while you are employed by the Company, an additional 25% of your options will vest. Subject to the terms of the Plan, if such a sale or merger during the first year with any party other than Merck, or with any party occurs after the first year, and while you are employed by the Company, all of your options will vest.

In any case, if a sale of substantially all the assets of the Company or a merger where the Company is not the surviving entity occurs within the two years after your date of hire and your options are not assumed, and while you are employed by the Company, the minimum value of your vested options (fair market value of securities subject to the options, less the strike price) shall not be less than $1.5 million dollars, as determined by the Board. If necessary, the Company will make an additional cash payment to you to make up the difference.

For the purposes of the above, a transaction will be deemed to have occurred when the Company enters into a definitive written agreement for such transaction, provided that the transaction is consummated and that you continue to be an employee of the Company through consummation of the transaction.

You will be eligible for the benefits package available from time to time to Company executives (please note that Company benefits are subject to change at the Company's discretion). In lieu of providing you with health insurance, the Company is willing to pay while you are employed the amount that you owe (approximately $2,600 per quarter) under the SmithKline Executive Medical Plan until June 30, 2001. In addition the Company will reimburse you up to $2,500 for personal tax planning in connection with this Agreement.

You will be eligible to participate in a cash bonus program for 1999 up to 40% of base salary paid in 1999, as established by the Board. Please note that future bonus programs and stock option grants are at the discretion of the Board.
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You will be an "at will" employee of the Company. In the unlikely event of termination of employment by the Company without cause, you will be entitled to
(i) continuation of your base salary and payment of your health insurance premiums for up to 12 months or until you begin new full-time employment (except in the non-profit sector), whichever occurs first, (ii) payment in each month of such period of an additional amount equal to one-twelfth of your prior year's bonus, if any (annualized in respect of the bonus payment for 1999), times the portion of the current fiscal year that has expired up to the date of your termination and (iii) the Company will treat the stock options described in this letter as if each of the installments vesting on the first, second, third and fourth anniversaries of the grant had instead vested in equal monthly portions at the end of each of the 12 months ending on such vesting date. If such a termination without cause occurs within 12 months after a sale of the Company, then the continued salary referred to in the preceding sentence shall be paid in a lump sum, and you will be entitled to a further lump sum payment equal to the prior year's bonus payment, annualized in respect of the bonus payment for 1999.

3DP may have already provided you with certain of its confidential business or scientific information, which it expects you to keep confidential and to use only to further 3DP's legitimate business interests. If you have not already signed the Company's standard agreement to keep 3DP's business and scientific information confidential, you will be required to do so at the start of your employment. Just as 3DP expects you to keep confidential its business or scientific information, 3DP also expects you to honor your obligations to your former employers with respect to maintaining the confidentiality of their business or scientific information.

We look forward to your joining us at 3-Dimensional Pharmaceuticals, Inc., and in participating in what will be an exciting experience in building 3DP into an industry leader in drug discovery. Please indicate your acceptance of this offer, which is for at will employment, by your signature below not later than September 3, 1999. Please do not hesitate to call me concerning any questions that you may have.

David, we look forward to working with you.

Sincerely,

/s/ James J. Cavanaugh

James H. Cavanaugh, Ph.D.
Chairman of the Board

JHC:mma/cas
Enclosures

cc:  3DP CEO Search Committee

Accepted:  /s/ David C. U'Prichard                   Date:    September 2, 1999
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Agreeable Starting Date:  September 20, 1999
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